As filed with the Securities and Exchange Commission on April 2, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ChargePoint Holdings, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	84-1747686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

CHARGEPOINT HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN
AMENDED AND RESTATED CHARGEPOINT HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
CHARGEPOINT HOLDINGS, INC. 2026 INDUCEMENT PLAN
(Full title of the plan)

Mansi Khetani
Chief Financial Officer
240 East Hacienda Avenue
Campbell, CA 95008
Tel: (408) 841-4500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Sharon R. Flanagan Sidley Austin, LLP 555 California Street, Suite 2000 San Francisco, CA 94104 Tel: (415) 772-1200	Eric Batill General Counsel 240 East Hacienda Avenue, Campbell, CA 95008 Tel: (408) 841-4500

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by ChargePoint Holdings, Inc., a Delaware corporation (the “Registrant”), relating to (i) 1,215,833 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable under the ChargePoint Holdings, Inc. 2021 Equity Incentive Plan, (ii) 243,166 shares of Common Stock issuable under the Amended and Restated ChargePoint Holdings, Inc. 2021 Employee Stock Purchase Plan, and (iii) 300,000 shares of Common Stock issuable under the ChargePoint Holdings, Inc. 2026 Inducement Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference to this Registration Statement:
1.the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 2, 2026 (the “2026 Annual Report”); and
2.the description of the Registrant’s Common Stock contained in its Registration Statement on Form S-1 , filed with the Commission on March 2, 2021, and any other amendment or report filed for the purpose of updating such description, including the description of the Registrant’s Common Stock included as Exhibit 4.3 to the 2026 Annual Report.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. Our Second Amended and Restated Certificate of Incorporation (as amended) contains provisions limiting the liability of directors, and our Amended and Restated Bylaws also provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our Second Amended and Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.
We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Second Amended and Restated Certificate of Incorporation (as amended) and our Amended and Restated Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 01-39004), filed with the Commission on March 1, 2021).

4.2
Certificate of Change of Registered Agent and/or Registered Office, effective as of April 1, 2022 (incorporated by reference to Exhibit 3.3 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

4.3
Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of ChargePoint Holdings, Inc. dated July 25, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K (File No. 001-39004) filed with the SEC on July 28, 2025).

4.4
Amended and Restated Bylaws of the Registrant, effective as of September 5, 2024 (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q (File No. 001-39004), filed with the Commission on September 9, 2024).

5.1*	Opinion of Sidley Austin LLP.
23.1*	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1
ChargePoint Holdings, Inc. 2021 Equity Incentive Plan and related forms of agreement (incorporated by reference to Exhibit 10.7 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

99.2
Amended and Restated ChargePoint Holdings, Inc. 2021 Employee Stock Purchase Plan dated December 8, 2022 (incorporated by reference to Exhibit 10.1 to ChargePoint Holdings, Inc.’s Quarterly Report on Form 10-Q (File No. 0001-39004), filed with the SEC on June 8, 2023).

99.3
ChargePoint Holdings, Inc. 2026 Inducement Plan (incorporated by reference to Exhibit 10.23 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 2, 2026).

107*	Filing Fee Table.
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* Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on April 2, 2026.

CHARGEPOINT HOLDINGS, INC.

By	/s/ Rick Wilmer
Name	Rick Wilmer
Title	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rick Wilmer and Mansi Khetani, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick Wilmer	Chief Executive Officer and Director	April 2, 2026
Rick Wilmer	(Principal Executive Officer)

/s/ Mansi Khetani	Chief Financial Officer	April 2, 2026
Mansi Khetani	(Principal Financial Officer & Principal Accounting Officer)

/s/ Roxanne Bowman	Director	April 2, 2026
Roxanne Bowman

/s/ Elaine Chao	Director	April 2, 2026
Elaine Chao

/s/ Bruce Chizen	Director	April 2, 2026
Bruce Chizen

/s/ Mitesh Dhruv	Director	April 2, 2026
Mitesh Dhruv

/s/ Axel Harries	Director	April 2, 2026
Axel Harries

/s/ Jeffrey Harris	Director	April 2, 2026
Jeffrey Harris

Signature	Title	Date

/s/ Susan Heystee	Director	April 2, 2026
Susan Heystee

/s/ Mark Leschly	Director	April 2, 2026
Mark Leschly

/s/ Michael Linse	Director	April 2, 2026
Michael Linse

/s/ Ekta Singh-Bushell	Director	April 2, 2026
Ekta Singh-Bushell

/s/ G. Richard Wagoner, Jr.	Director	April 2, 2026
G. Richard Wagoner, Jr.